Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-105754 and 333-106737) and Form S-8 (Nos. 333-60544, 333-60536, 333-60546, 333-60548, 333-60542, and 333-103292) of White Electronic Designs Corporation of our report dated December 14, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
December 14, 2006